                                                                    EXHIBIT 10.3






                         TRUE NORTH COMMUNICATIONS INC.
                              ASSET PROTECTION PLAN





                     AMENDED AND RESTATED AS OF JUNE 1, 2000

                         TRUE NORTH COMMUNICATIONS INC.
                              ASSET PROTECTION PLAN


          True North Communications Inc. ("True North") currently maintains the True North Communications Inc. Asset Protection Plan (the "Plan"). Effective June 1, 2000, the Plan is hereby amended and restated in its entirety as follows:

SECTION 1:     PURPOSE OF THE PLAN.

          (a) PURPOSE. The purpose of the Plan is to secure continued service, dedication and objectivity of certain executive employees of True North and its subsidiaries (hereinafter individually or collectively, as the case may be, referred to as the "Company") in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of True North, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control.

          (b) CHANGE IN CONTROL DEFINED. For purposes of the Plan, the term "Change in Control" means one or more of the following:

               (i) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than:

                    (A) a trustee or other fiduciary of securities held under an employee benefit plan of True North;

                    (B) a corporation owned, directly or indirectly, by the stockholders of True North in substantially the same proportions as their ownership of True North; or

                    (C) any person in which the Participant (as defined in Section 2(b))who is claiming that a Change in Control has occurred has a substantial equity interest (provided that the foregoing applies only in determining the rights under the Plan of that particular Participant);

                    is or becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of stock of True North representing 20% or more of the total voting power of True North's then outstanding stock;

               (ii) a tender offer is made for the stock of True North by a person other than a person described in subparagraph (i)(A),
                    (i)(B) or (i)(C) above, and one of the following occurs:

                    (A) the person making the offer owns or has accepted for payment stock of True North representing 20% or more of the total voting power of True North's then outstanding stock; or

                    (B) three business days before the offer is to terminate (unless the offer is withdrawn first) such person could own, by the terms of the offer plus any shares owned by such person, stock representing 20% or more of the total voting power of the True North's outstanding stock when the offer terminates;

               (iii) during any period of two consecutive years there shall cease to be a majority of the Board of Directors of True North (the "Board") comprised of individuals who

                    (A) at the beginning of such period, were members of the Board, or

                    (B) are new director(s) whose election by the Board or nomination for election by True North's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; or

               (iv) the stockholders of True North approve a merger,
                    consolidation or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of True North with any other company other than:

                    (A) such a merger, consolidation or any sale, lease, exchange or other transfer of all, or substantially all, of the True North assets which would result in True North's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the Surviving Entity) more than 70% of the combined voting power of True North's or such Surviving Entity's outstanding voting stock immediately after such merger or consolidation; or

                    (B) such a merger, consolidation or any sale, lease, exchange or other transfer of all, or substantially all of the True North assets which would result in the directors of True North who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the Surviving Entity immediately after such merger or consolidation.

                    For purposes of this subparagraph (iv), "Surviving Entity" shall mean only an entity in which all of True North's stockholders become stockholders by the terms of such merger or consolidation, and the phrase "directors of True North who were directors immediately prior thereto" shall not include:

                    (I) any director of True North who was designated by a person who has entered into a separate agreement with True North to effect a transaction described in this subparagraph or in paragraph (i) above; or

                    (II) any director who was not a director at the beginning of the 24-consecutive-month period preceding the date of such merger or consolidation unless his or her election by the Board or nomination for election by True North's stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors before the beginning of such period.

SECTION 2:     ELIGIBILITY.

          (a) SELECTION BY THE COMMITTEE. Persons eligible to participate in this Plan are key employees of the Company who shall be selected by the Compensation Committee of the Board of Directors of True North (the "Committee") (or by any officer of True North who has been delegated such authority by the Committee, as provided in
               Section 3 below). In selecting the eligible Plan participants, the Committee shall take into consideration such factors as it deems relevant in connection with accomplishing the purposes of the Plan.

          (b) EXECUTED AGREEMENT REQUIRED FOR PARTICIPATION. Each key employee selected by the Committee shall be required to execute a separate Asset Protection Plan Participation Agreement with the Company (the "Agreement") which will provide for (i) the payment of benefits in accordance with the provisions of this Plan, and (ii) the terms and conditions by which the key employee agrees to be bound in order to participate in the Plan. A key employee selected by the Committee who has executed his or her Agreement is hereinafter referred to as a "Participant."

SECTION 3:     PLAN ADMINISTRATION.

          (a) COMMITTEE'S AUTHORITY. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with the Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its officers, employees, shareholders, Participants, their respective legal representatives, beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.


          (b) DELEGATION OF COMMITTEE'S AUTHORITY. Notwithstanding the foregoing provisions of Section 2 and this Section 3, the Committee may delegate all or a portion of its authority for administering the Plan to an officer or officers of True North. To the extent so delegated, the term "Committee" hereunder shall be deemed to refer to such officer or officers. The Committee shall take such actions it deems necessary or desirable to ensure that such officer or officers have sufficient and appropriate authority for carrying out the intent and purpose of the Plan.

SECTION 4:     REQUIREMENTS FOR BENEFITS.

          (a) QUALIFYING TERMINATION OF EMPLOYMENT AS CONDITION FOR BENEFIT ELIGIBILITY. No benefits shall be payable under the Plan or any Agreement unless the Participant's employment is terminated pursuant to a Qualifying Termination. A "Qualifying Termination" shall mean a termination of employment of the Participant during the 24-month period beginning on the date of a Change in Control which occurs as follows:

               (i) involuntary termination of employment by the Company for any reason other than death, Cause (as defined in paragraph (b) below) or Disability (as defined in paragraph (c) below); or

               (ii) resignation by the Participant upon the occurrence of one of the following events without the Participant's consent:

                    (A) any change or changes in the Participant's duties and responsibilities or position that, taken as a whole, result in a material diminution of the Participant duties and responsibilities or position as compared to such duties and responsibilities or position held immediately prior to the Change in Control;

                    (B) a decrease in the Participant's base salary as in effect immediately prior to the Change in Control; or

                    (C) the relocation of the Participant's office to a location more than 50 miles from the location of his or her office immediately prior to the Change in Control.

                    Notwithstanding the provisions of this subparagraph (ii), to constitute a "Qualifying Termination" for purposes of this Plan and the Participant's Agreement, the Participant must notify the Company of his or her intent to terminate employment within 60 days of the principal event or events giving rise to the Qualifying Termination.

          (b) DEFINITION OF CAUSE. The Company may terminate the Participant's employment for "Cause" if, in the reasonable determination of the Company, as set forth in a writing explaining in reasonable detail the reasons for such termination, (i) the Participant engages in conduct that violates significant policies of the Company, (ii) the Participant fails to perform the essential functions of his or her job (except for a failure resulting from a bona fide illness or incapacity) or fails to carry out the Company's reasonable directions, issued through its Chief Executive Officer, Board of Directors or other appropriate senior officer responsible for the Participant's business unit or area, with respect to material duties, (iii) the Participant engages in embezzlement or misappropriation of corporate funds or other acts of fraud, dishonesty or self-dealing, or commits a felony or any significant violation or any material statutory or common law duty of loyalty to the Company, or (iv) the Participant breaches a material provision of the Plan or the Agreement.

          (c) DEFINITION OF DISABILITY. Disability shall mean a good faith determination by the Company that the Participant is unable to perform regularly his or her duties on a full-time basis by reason of illness or incapacity for a period of more than three consecutive months.

SECTION 5: CHANGE IN CONTROL BENEFITS. In the event of a Participant's Qualifying Termination, the Company shall pay the Participant the following:

          (a) LUMP-SUM PAYMENTS UPON A QUALIFYING TERMINATION. An amount equal to the sum of:

               (i) CURRENT-YEAR SALARY. The Participant's current annual base salary from the Company through the date of the Qualifying Termination to the extent not theretofore paid; PLUS

               (ii) CHANGE IN CONTROL SALARY. The Participant's annual rate of salary in effect on the date of his or her Qualifying Termination multiplied by the Participant's Income Multiple specified in the Participant's Agreement; PLUS

               (iii) CURRENT-YEAR BONUS. A pro rata portion of the Participant's current annual bonus from the Company determined by

                    (A) calculating the Participant's average annual bonus paid or payable to him or her by the Company during the immediately three previous fiscal years (or such other relevant average if the Participant has been employed by the Company for less than three years at the time of his or her Qualifying Termination) MULTIPLIED BY

                    (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Qualifying Termination and the denominator of which is 365 or 366, as the case may be; PLUS

               (iv) CHANGE IN CONTROL BONUS. The Participant's Income Multiple
                    as specified in the Participant's Agreement multiplied by the Participant's average annual bonus paid or payable to him or her by the Company during the immediately three previous fiscal years (or such other relevant average if the Participant has been employed by the Company for less than three years at the time of his or her Qualifying Termination).

          (b) MEDICAL, DENTAL AND LIFE INSURANCE BENEFITS CONTINUED FOR A DESIGNATED TERM. During the Benefit Period specified in the Participant's Agreement, the Participant shall continue to be entitled to medical, dental and life insurance benefits on the same basis and at the same cost as if he or she were still employed during the Benefit Period, but, except as otherwise required by law, in no event shall such benefits continue beyond the date on which the Participant accepts subsequent employment. Notwithstanding anything to the contrary, any welfare benefit plan continuation coverage required to be provided to a Participant under Part 6 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of such Participant's Qualifying Termination, shall be offered and shall run concurrently with any welfare plan benefits provided under this paragraph (b).

          (c) CONDITIONS AND LIMITATIONS TO RECEIVING FULL CHANGE IN CONTROL BENEFITS.

               (i) ASSISTANCE TO COMPANY FOLLOWING QUALIFYING TERMINATION. The Participant shall be required to provide assistance to the Company following a Qualifying Termination in order to ensure a smooth transition with respect to such Participant's departure from the Company. Such assistance shall include, to the extent necessary, responses to any governmental agencies pertaining to areas of expertise that the Participant held during the scope of his or her employment with the Company, cooperation with any legal proceedings, and any other reasonable requests made by the Company during the Benefit Period.

               (ii) APPLICATION OF SECTION 4999 OF THE CODE.

                    (A) PROVISIONAL REDUCTION IN BENEFITS. Notwithstanding anything to the contrary, if any payments pursuant to
                         Section 5 of the Plan, after taking into account all other payments to which the

                         Participant is entitled from the Company, would be subject to the excise tax imposed under Section 4999 of the Code, such payments shall be reduced to the extent required to avoid such excise tax IF AND ONLY IF such reduction would result in a larger after-tax benefit to the Participant, taking into account all applicable local, state, federal and foreign income and excise taxes.

                    (B) INDEPENDENT DETERMINATION. All determinations required to be made under sub-subparagraph (A) above, including whether and when a reduction in the amount payable hereunder pursuant to Section 5 is required and the amount of any such reduction and the assumptions to be utilized in arriving at such determination, shall be made by True North's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Company that there has been a payment under Section 5 to the Participant, or such earlier time as is requested by the Company or the Participant. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, the Participant shall appoint another nationally recognized public accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Participant under
                         Section 4999 of the Code, it shall furnish the Participant with the written opinion that failure to report such excise tax on the participant's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting firm hereunder, it is possible that the reduction in the amount payable hereunder pursuant to
                         Section 5 of the Plan will not have been made consistent with the calculations required to be made hereunder. In that event, the Participant thereafter shall promptly pay to the Company the amount of the required reduction.

               (ii) TAX WITHHOLDING. All benefits payable under this Section 5 shall be reduced by any and all withholdings and deductions required or allowed under all applicable federal, state and local or other laws or regulations.

               (iii) RELEASE OF CLAIMS AND LIABILITY. Notwithstanding anything to the contrary under the Plan, the Participant shall be required to execute a

                    "Release of Claims and Liability" as approved by the Committee as a condition of receiving any payment under this
                    Section 5.

               (iv) COMPLIANCE WITH ALL TERMS AND CONDITIONS. Notwithstanding
                    anything to the contrary, all payments under this Section 5 are conditional on the Participant's full compliance with all of the terms and conditions set forth in this Plan and his or her Agreement.

SECTION 6:     NONSOLICITATION, CONFIDENTIALITY AND NONDISPARAGEMENT.

The Plan is intended to mutually benefit both the Participant, through financial security, and the Company, through Participant's continuity in service. It is imperative that in order for both parties to benefit under the Plan, the Company's continued competitive position be maintained. To effectuate this, certain promises and covenants must be made regarding solicitation, confidentiality and disparagement. Therefore, any entitlement to any benefits under the Plan shall be conditioned upon acceptance of and compliance with all of the following rules and provisions:

          (a) NONSOLICITATION. During the course of a Participant's employment with the Company and during that same Participant's applicable Benefit Period, a Participant is prohibited from, directly or indirectly, either on his or her own behalf or on behalf of any other person, firm or corporation, soliciting any account that is a client of the business unit or units of the Company that employs such Participant (the "Business Unit") at the time of, or at any time within six months prior to, such Participant's termination of employment for any reason. A Participant is also prohibited from performing any services relating to advertising, marketing, research, public relations or related services for any such account.

               During the course of a Participant's employment with the Company and during that same Participant's applicable Benefit Period, a Participant is prohibited from, directly or indirectly, employing or attempting to employ or assist anyone else in attempting to employ any person who is at such time or who was within the six-month period immediately prior to such time in the employ of the Business Unit.

          (b)  CONFIDENTIALITY.

               (i) All intellectual property created or conceived by a Participant during the course of his or her employment with the Company constitutes "work for hire" and is property of the Company, including all ideas, inventions, literary property, music, lyrics, scripts, themes, stories, characters, slogan, plots, story lines, titles, copy, art, photography and footage and any other idea (collectively the "Materials") that such Participant creates during the course of his or her employment with the Company or in connection with any of its clients or prospective clients. If for any reason the Materials cannot legally constitute a "work for hire," then a Participant is required to assign all rights, title and interest in said Materials to the Company and to agree to execute such documents as may be necessary to evidence such assignment(s).

               (ii) A Participant retains ownership of any and all intellectual property created by him or her prior to his or her employment with the Company and that is not used with such Participant's permission by the Company or any of its clients. A Participant also retains ownership of any intellectual property created by him or her while employed by the Company if such intellectual property is created outside the scope of such Participant's employment and is not created during Company time, on Company property or with Company resources.

               (iii) A Participant must maintain all of his or her ideas and all other information concerning the business of the Company, its clients and prospective clients
                     (collectively the "Confidential Information") in strictest confidence both during and at all times following such Participant's employment with the Company. A Participant is prohibited from, at any time during his or her employment or after his or her employment with the Company ends for any or no reason, except as directed or permitted by the Company in writing, disclosing or taking any action or inaction which could result in disclosure to any person, firm, corporation or other entity of any Confidential Information, or in any way directly or indirectly utilizing Confidential Information for any purpose, including without limitation for his or her own benefit or the benefit of others. Confidential Information includes, without limitation, business prospects, computer software, research techniques, research results, media plans, layouts, storyboards, scripts, reports and information regarding the Company's or its actual or prospective clients' advertising, marketing and sales promotion products, services and strategies, and any other information deemed confidential in the Non-Public and Confidential Information provision of the Company's Code of Conduct, which such Participant has received, whether imparted to him or her by the Company or its clients or prospective clients or obtained by him or her as part of his or her employment relationship, and whether or not marked confidential or proprietary. Notwithstanding the foregoing, information shall not be deemed Confidential Information if it has lawfully become publicly known outside of the Company through appropriate means, and other than through the act or omission of any person that has or had an obligation of non-disclosure or non-use with respect to such information.

          (c) NONDISPARAGEMENT. A Participant is prohibited from, at any time during his or her employment with the Company or thereafter, making any public or private statement to the news media, to any competitor or client of the Company, or to any other individual or entity, if such statement would disparage the Company, the Company's respective business or any director or officer of the Company or would have a deleterious effect upon the interests of the Company or the stockholders or other owners of the Company. This subparagraph
               (i) will not be breached if the relevant statement(s) consist solely of:

               (i) private statements made to any officers, directors or employees of the Company by a Participant in the course of carrying out his or her duties,

               (ii) private statements made to persons other than clients or competitors of the Company (or its representatives) or members of the press or the financial community that do not have a material adverse effect upon the Company, or

               (iii) statements made in good faith that are required by law, regulation or order of any court or regulatory commission, department or agency.

          (d) ENFORCEMENT. By execution of an Agreement under the Plan, the Participant acknowledges and agrees that the Company would be damaged irreparably if any provision under this Section 6 was breached by him or her and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, shall pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the Company shall be entitled to recover from a Participant any and all attorneys' fees, costs and expenses incurred by or on behalf of the Company in enforcing or attempting to enforce any provision under this Section 6 or any of the Company's rights under this Plan.

SECTION 7:     AMENDMENT OR TERMINATION.

The Company reserves the right to have the Committee amend, modify, suspend, or terminate the Plan at any time prior to a Change in Control; provided, however, that without the consent of the Participant, no such amendment, modification, suspension or termination shall materially reduce or diminish his or her right to receive any payment or benefit then due and payable under the Plan immediately prior to such amendment, modification, suspension or termination; and provided further that the Plan may not be terminated or materially amended during any period of time when the Board of Directors of True North has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the reasonable opinion of the Committee, such person has abandoned or terminated its efforts to effect a Change in Control.

SECTION 8:     MISCELLANEOUS.

          (a) ARBITRATION. Any controversy or claim arising out of or relating to this Plan, or breach hereof, shall be settled by arbitration with an arbitrator acceptable to both parties. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The arbitrator's determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, claims which the Company has or may have against the Participant based on violation or threatened violation of his or her obligations pursuant to
               Section 6 of the Plan are excluded from this arbitration provision.

          (b) NO FUNDING OF SEVERANCE BENEFITS. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. The rights of any Participant under this Plan shall be solely those of a general creditor of the Company. However, in the event the Company foresees payment under the Plan, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder for any or all Participants into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Plan and are subject to the rights of the general creditors of the Company.

          (c) EFFECT OF DEATH. In the event of the Participant's death after termination of employment, any earned but unpaid lump-sum severance benefits under Section 5 shall be paid to the Participant's estate or designated beneficiaries in accordance with the provisions of Section 5.

          (d) NO ALIENATION OF BENEFITS. The Participant shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

          (e) INCAPACITY. If, in the opinion of the Committee, a Participant or other person entitled to benefits hereunder is physically or mentally incapable of personally receiving any payment due hereunder, the Committee may determine that payments be made to a person, persons or institution who, in the opinion of the Committee, maintains or has custody of the Participant, until claim is made by a conservator or guardian legally charged with the care of his or her person or his or her estate. Any payments hereunder shall constitute a full discharge of the liability of the Company to the extent thereof.

          (f) SUCCESSORS TO THE COMPANY. This Plan shall be binding upon the Company and any successor of the Company, including without limitation any corporation or other entity acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise. Such successor shall thereafter be deemed the "Company" for the purposes of this Plan.

          (g) COORDINATION WITH OTHER PLANS AND ARRANGEMENTS. Benefits payable under the Plan shall supersede benefits that would otherwise be payable concurrently under any other Company plan or program. In addition, no key employee shall be eligible for participation under the Plan if such employee is or becomes covered under an individually-negotiated arrangement providing for severance benefits. Notwithstanding the foregoing, if, upon ultimate termination of employment, the number of weeks in the severance period that would apply to a Participant under the Company's regular severance policy applicable to employees generally would be greater than the Income Multiple times 52, then the Income Multiple and the Benefit Period for such Participant shall be increased to correspond to the severance period that would have applied under such severance policy.

          (h) EMPLOYMENT RIGHTS. Establishment of this Plan shall not be construed to give any Participant the right to be retained by the Employer or to any benefits not specifically provided by the Plan.

          (i) VALIDITY. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall continue in full force and effect.

          (j) EFFECTIVE DATE AND GOVERNING LAW. This amended and restated Plan shall be effective as of June 1, 2000 and shall be governed and construed in accordance with the laws of the State of Illinois.

                                   TRUE NORTH COMMUNICATIONS INC.


                                   By:       /s/ Terry D. Peigh
                                        ----------------------------------
                                   Its:      Executive Vice President
                                        ----------------------------------
                                   Dated:    July 6, 2000
                                        ----------------------------------